Exhibit 3.2

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIGHTSPACE CORPORATION

Lightspace Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”), does hereby certify:

That the date of the filing of the original Certificate of Incorporation of Lightspace Corporation (the “Corporation”) with the Secretary of State was August 13, 2001, and the date of the filing of the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State was December 24, 2003.

That this Second Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation of the Corporation as set forth below;

That the Board of Directors of the Corporation (the “Board of Directors”), by unanimous written consent pursuant to Section 141(f) of the DGCL, has adopted resolutions proposing and declaring advisable this Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 245 of the DGCL;

That, in lieu of a meeting and vote of the stockholders, this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228(a), 242(b) and 245 of the DGCL by a majority of the outstanding stock entitled to vote thereon, and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice, or notice thereof has been waived pursuant to Section 229 of the DGCL;

That the text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

FIRST:  The name of the corporation is:

Lightspace Corporation.

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH:  The total number of shares of all classes and series of stock which Lightspace Corporation (the “Corporation”) shall be authorized to issue is 35,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”).

                Upon the filing and effect of this Second Amended and Restated Certificate of Incorporation, by way of a 2.5 shares to 1 share reverse stock split effected by the Corporation as of such date, each one (1) share of Common Stock issued and outstanding as of the filing date hereof shall thereafter represent 4/10 (Four Tenths) of one (1) share of  Common Stock.

                    The number of authorized shares of Common Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote.

The following is a statement of the designations, preferences, voting powers, qualifications and special or relative rights and privileges of the Common Stock of the Corporation.

COMMON STOCK

Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation or as required by applicable law (and not subject to waiver by the Corporation), the holder of each share of Common Stock shall be entitled to vote on all matters on which the stockholders of the Corporation are entitled to vote.  Holders of Common Stock shall have no pre-emptive rights with respect to any authorized but unissued shares of Common Stock.  Each share of Common Stock shall entitle the holder thereof to one vote per share held as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation or expressly required by applicable law (and not subject to waiver by the Corporation), the holders of shares of Common Stock and all other classes or series of capital stock of the Corporation having voting rights shall vote together as a single class on all matters submitted to a vote or consent of stockholders. Whenever holders of one or more classes or series of capital stock are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of at least such number of shares of such class(es) and/or series of capital stock as would be sufficient to take such action at a meeting of stockholders, except as otherwise expressly provided herein, and notice of such action will be given to the extent required by applicable law.

The holders of shares of Common Stock shall be entitled to dividends out of the funds legally available therefor, when declared by the Board of Directors in respect of the Common Stock, and, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Company and for defining and regulating the powers of the Company and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Company by statute:

                                                                (a)           The election of directors of the Company need not be by written ballot.

                                                                (b)           Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the By-laws of the Company, by applicable statutory or other law, or by any contract or agreement to which the Company is or may become party, the Board of Directors will have the power and authority:

                                                                                (1)           to adopt, amend, and/or repeal the By-laws of the Company;

                                                                                (2)           to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Company, including after-acquired property, and to exercise all of the powers of the Company in connection therewith; and

                                                                                (3)           to determine whether, to what extent, at what times and places, and under what conditions the records, accounts, books, and papers of the Company will be open for inspection by its stockholders, and no stockholder will have any right to inspect any record, account, book, or paper of the Company except as conferred by statute or authorized by the Board of Directors.

SIXTH:   No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

SEVENTH:  Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

                EIGHTH.                    The Corporation reserves the right to amend or repeal this  Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate of Incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

NINTH.    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH.  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify, and upon request advance expenses to, any and all person(s) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section (including without limitation attorneys fees and expenses); provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than solely to enforce rights under this Article Tenth.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.  Any person seeking indemnification under this Article Tenth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be proven in a court of competent jurisdiction.  Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

                IN WITNESS WHEREOF, said Lightspace Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Andrew Kennedy Lang, its President, this ___ day of ________, _____.

LIGHTSPACE CORPORATION

By:
Name:	Andrew Kennedy Lang
Title:	President